Exhibit 10.1

Consulting Agreement

This Consulting Agreement (the "Agreement") states the terms and conditions that govern the contractual agreement by and between Danilo Vukadinovic, an individual, ("Consultant") and Welsis Corp. (the "Company").

RECITALS

WHEREAS, the Company is in need of assistance in the business support area;

WHEREAS, Consultant has agreed to perform consulting work for the Company in providing services which include managing the overall operations on daily basis.

NOW, THEREFORE, the parties hereby agree as follows:

1. Consultant’s Services: managing the overall operations on daily basis.

2. Consideration: $600 per month

3. Independent Contractor. Nothing herein shall be construed to create an employer-employee relationship between the Company and Consultant. Consultant is an independent contractor and not an employee of the Company or any of its subsidiaries or affiliates. The consideration set forth in Section 2 shall be the sole consideration due Consultant for the services rendered hereunder. It is understood that the Company will not withhold any amounts for payment of taxes from the compensation of Consultant hereunder. Consultant will not represent to be or hold herself out as an employee of the Company.

4. Term. This Agreement shall commence on September 1, 2021 and shall terminate on September 1, 2023 unless earlier terminated by either party hereto. Either party may terminate this Agreement upon Thirty (30) days prior written notice. The Company may, at its option, renew this Agreement for an additional One (1) year term on the same terms and conditions as set forth herein by giving notice to Consultant of such intent to renew on or before September 1, 2023.

5. Notice. Any notice or communication permitted or required by this Agreement shall be deemed effective when personally delivered or deposited, postage prepaid, in the first class mail of the United States properly addressed to the appropriate party at the address set forth below:

1)  Notices to Consultant: Bulevar Mihajla Pupina 115, Belgrade, Serbia 11070

2)  Notices to the Company: Bulevar Mihajla Pupina 115, Belgrade, Serbia 11070

6. Miscellaneous.

6.1. Entire Agreement and Amendments.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment or extension of the Agreement shall be binding unless in writing and signed by both parties.

6.2. Binding Effect, Assignment.  This Agreement shall be binding upon and shall inure to the benefit of Consultant and the Company and to the Company's successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by Consultant of any of its rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company.

6.3. Governing Law, Severability.  This Agreement shall be governed by the laws of the State of Wyoming. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision.

WHEREFORE, the parties have executed this Agreement as of the date first written above.

Company:	Consultant:

Name: Welsis Corp.	Name: Danilo Vukadinovic

Signature: /s/Danilo Vukadinovic	Signature: /s/Danilo Vukadinovic